Exhibit 10.11

FOLD, INC.

655 Montgomery St

San Francisco, CA 94111

August 20, 2019

William Reeves

15421 Woodside Court,

Glen Ellen, CA 95442

Re: Offer of Employment

Dear William:

I am happy to offer you the position of Chief Executive Officer for Fold, Inc. (the “Company”). This letter sets forth the terms and conditions of your employment with the Company and includes a provision that any dispute between you and the Company and its affiliates be subject to arbitration. It is important that you understand clearly both what your benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

1.	Effect of Transition from Thesis to Fold. Your employment with the Company will commence as of the date of this letter. As you know, as the Company is a new company and is in the process of establishing banking relationships, payroll providers, etc. To ensure that you maintain continuous payroll and benefits coverage, you will also remain employed by Card for Coin, Inc. d/b/a Thesis (“Thesis”) until such time as the Company has such relationships in place (the “Effective Date”). The Company expects this to be completed on or around October 1, 2019. By signing this letter, you hereby resign from all positions you hold with Thesis as of the Effective Date. The Company will credit you the balance of your accrued time with Thesis off as of the Effective Date.

2.	Duties. Your job title will be CEO, reporting to the Company’s Board of Directors. Your duties generally will be in the areas of management, but you may be assigned other duties as needed. This is a full-time position.

3.	Compensation. This is an exempt position and you will be paid an annual base salary of $160,000. Your compensation will generally be reviewed annually. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

4.	Stock Compensation. You will be granted a restricted stock award (the “Award”) of 2,500,000 shares of the Company’s Common Stock (the “Common Stock”). The Award shall vest, subject to continuous employment, at the rate of 12.5% (i.e. 6/48) of the underlying shares on the six month anniversary of the date of this letter and 1/48 of the shares vesting monthly thereafter. The terms and conditions applicable to your Award will be governed by your individual Restricted Stock Award Agreement and the Company’s 2019 Equity Incentive Plan. Although management of the Company will recommend to the Board of Directors that you be granted the Award, by execution of this letter, you acknowledge that you have no right to receive the Award unless the grant is approved by the Board of Directors.

Fold, Inc.

5.	Thesis Stock Options. Pursuant to the Stock Option Grant Agreement, as amended, between yourself and Thesis, your stock options in Thesis will not be terminated and will continue to vest pursuant to the original vesting schedule. Pursuant to your individual Stock Option Grant Agreement Amendment, Thesis may decide to terminate or pause the vesting of your Thesis stock options at any time.

6.	Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, vacation, sick leave, holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

7.	Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

8.	At-will Employment. Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and an authorized representative of the Company.

9.	Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10.	Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning employment.

11.	References and Immigration Documents. This offer is contingent upon satisfactory completion of all of our reference and background checks and on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

Fold, Inc.

12.	Company Rules. As an employee of the Company, you will be expected to abide by the Company’s rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

13.	No Conflicting Obligations. By execution of this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You agree not to enter into any written or oral agreement that conflicts with this letter.

14.	Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

15.	Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

16.	Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).

17.	Arbitration. Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this letter regarding arbitration) will be resolved through binding arbitration in Santa Clara County, California under the Federal Arbitration Act and, to the extent not inconsistent with or preempted by the Federal Arbitration Act, the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq. Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum, except to the extent a representative action under the California Private Attorney General Act is, as a matter of law, not deemed subject to a such waiver. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

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To confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records.

We look forward to your joining Fold!

Sincerely,

FOLD, INC.

By:	/s/ Matt Luongo
Name:	Matt Luongo
Title:	Director

AGREED AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:

/s/ Will Reeves
Will Reeves

Date:	09/09/2019